Exhibit 99.(1)(c)

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF TRUST

OF

UBS PACE SELECT ADVISORS TRUST

This Certificate of Amendment (“Certificate”) is filed in accordance with the provision of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12 § 3801 et seq.) and sets forth the following:

1.	The name of the trust is UBS PACE Select Advisors Trust (the “Trust”).

2.	The Trust’s Certificate of Trust is hereby amended to change the name of the Trust to PACE® Select Advisors Trust.

3.	This Certificate shall be effective on November 22, 2010.

IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Certificate on this 9th date of November, 2010.

By:	/s/ Richard Q. Armstrong
Name:	Richard Q. Armstrong
Title:	Trustee

New York, New York (ss)

Subscribed and sworn to before me

on this 9th day of November, 2010.

/s/ Cathleen Crandall
Notary Public